Company Contact: Gary Atkinson (954) 596 - 1000 GaryAtkinson at singingmachine.com www.singingmachine.com
FOR IMMEDIATE RELEASE

Singing Machine Announces Transition at CFO Position.

Coconut Creek, FL, May 12, 2008 -- The Singing Machine Company (“Singing Machine” or the “Company”)(AMEX: SMD) announced that effective May 23, 2008 Danny Zheng will be resigning from his position as Chief Financial Officer of the Company. Citing a need to dedicate more time to pursue his Executive MBA at the Wharton School of Business and time for his family, Mr. Zheng and the Company elected to amicably sever Mr. Zheng’s active employment. Notwithstanding his resignation, Mr. Zheng has agreed to provide three months of consulting to assist the Company in the transition.

In addition, the Company is pleased to announce the hiring of Marcelo Paris, CPA, MBA, to the position of Financial Controller. Mr. Paris is joining the Singing Machine from Intermex Wire Transfer, an international wire transfer firm, where Mr. Paris served as Corporate Controller. Mr. Paris oversaw Intermex’s financial departments in Miami and throughout Latin America and brings a strong understanding of cash flow forecasting, budgeting, and working in international markets. While with Intermex, Mr. Paris improved the company’s A/R collection process resulting in increased cash flow. Mr. Paris will be the Company’s highest ranking financial official in Mr. Zheng’s absence.

“On behalf of the Company, I would like to thank Danny Zheng for his dedication and hard work,” said Anton Handal, CEO. “Danny has been instrumental in Singing Machine’s turn around; but now that the Company is on track to grow and be profitable, we will be looking to build on the new talent which has recently come on board.” Handal added, “We are excited to welcome Marcelo to the Singing Machine team. His experience, energy, and fresh outlook bring a new perspective and a fresh set of skills to our financial department. Marcelo’s technical knowledge of forecasting and budgeting, as well as his familiarity with international banking and markets, made him the obvious choice. I look forward to working with Marcelo to bring this Company to the next level.”

About The Singing Machine

Incorporated in 1982, The Singing Machine Company develops and distributes a full line of consumer-oriented karaoke machines and music under The Singing MachineTM, Bratz, SoundX and other brand names. The first to provide karaoke systems for home entertainment in the United States, The Singing Machine sells its products in North America, Europe and Australia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management and include, but are not limited to statements about our financial statements for the fiscal year ended March 30, 2006. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the risks that our vendors in China may not ship our products on the scheduled basis and that we will have sufficient cash flow to finance our working capital needs in the remaining periods of this fiscal year. In addition, you should review our risk factors in our SEC filings which are incorporated herein by reference. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.